UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 11, 2008

RIM SEMICONDUCTOR COMPANY

(Exact name of registrant as specified in its charter)

Utah	000-21785	95-4545704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

305 NE 102nd Ave, Suite 105, Portland, OR 97220
(Address of principal executive offices, including Zip Code)

(503) 257-6700
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

0 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

0 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

0 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

0 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

Rim Semiconductor Company (the “Company”) issued 2,366,048,171 shares of common stock between June 20 and July 11, 2008 upon conversion of its two-year 7% Senior Secured Convertible Debentures (the “2006 Debentures”) and its two-year 10% Secured Convertible Notes (the “2007 Debentures”).  As a result of these conversions, the outstanding principal due on the 2007 Debentures has been reduced to approximately $2,473,000 and the outstanding principal due on the 2006 Debentures has been reduced to approximately $286,000.

The Company has 4 billion shares of common stock authorized for issuance.  As of July 11, 2008, following the issuance of the shares reported in this Item 3.02, the Company has issued and outstanding all of its authorized common stock.

Between June 20, 2008 and July 11, 2008, the Company issued:

(i)	523,190,656 shares of common stock upon conversion of 2006 Debentures with a principal amount of $223,872 and interest of $20,437;
(ii)	1,842,857,515 shares of common stock upon conversion of 2007 Debentures with a principal amount of $992,738 and interest of $58,913;
(iii)	238,855,926 shares of common stock in payment of interest on 2007 Debentures in the amount of $127,907;
(iv)	462,377,888 shares of common stock in exchange for promissory notes with a principal amount of $172,000 and interest of $1,237; and
(v)	40,000,000 shares of common stock to two companies for services valued at $16,000.

These securities were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act. Appropriate legends were affixed to the share certificates issued in all of the above transactions.  The Company believes that each of the recipients was an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, or had such knowledge and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in our common stock. All recipients had adequate access, through their relationships with the Company and its officers and directors, to information about the Company. None of the transactions described above involved general solicitation or advertising.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rim Semiconductor Company

Dated: July 22, 2008	By:	/s/ Brad Ketch
Brad Ketch President and Chief Executive Officer

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